UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2008

BRINK’S HOME SECURITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Virginia	001-34088	80-0188977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 Esters Boulevard
Irving, TX 75063
(Address and Zip Code of
Principal Executive Offices)

Registrant’s telephone number, including area code: (972) 871-3130

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 21, 2008, Brink’s Home Security Holdings, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (“JPMCB” and in such capacity, the “Administrative Agent”).  The Credit Agreement provides for a four-year revolving credit facility (the “Revolving Credit Facility”) in the amount of $75.0 million (the “Revolving Commitment”, and the loans thereunder, the “Revolving Loans”).  Pursuant to the terms of the Credit Agreement, at the Company’s election and subject to certain customary conditions, the Revolving Commitment may be increased by up to $50.0 million (not to exceed an aggregate total commitment of $125.0 million) by obtaining additional commitments with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), but without the consent of any of the Lenders.

A portion of the Revolving Credit Facility (not in excess of $15.0 million) is available for the issuance of letters of credit by JPMCB.  In addition, a portion of the Revolving Credit Facility (not in excess of $10.0 million) is available for swing line loans (the “Swing Line Loans”) from JPMCB.

Borrowings under the Credit Agreement bear interest at varying rates equal to, at the Company’s election: (1) the ABR (as defined below) plus the Applicable Margin (as defined below) or (2) the Adjusted LIBO Rate plus the Applicable Margin; provided that all Swing Line Loans bear interest at a rate per annum equal to the ABR plus the Applicable Margin.  The ABR is the greater of (1) the prime rate or (2) the federal funds rate plus 0.5%.  The Applicable Margin (1) for Adjusted LIBO Rate loans is initially 1.75% and (2) for ABR loans is initially 0.25%, subject, in each case, to adjustment based upon an increase or decrease in the Company’s total leverage ratio as defined by a pricing grid included in the Credit Agreement.  A commitment fee equal to 0.25% to 0.35% of the unused portion of the Revolving Commitment is payable quarterly, subject to adjustment based upon an increase or decrease in the Company’s total leverage ratio.  The initial commitment fee is equal to 0.25% of the unused portion of the Revolving Commitment.

All indebtedness, obligations and liabilities of the Company arising under or in connection with the Credit Agreement are required to be unconditionally guaranteed by the Company and any material present or future domestic subsidiary of the Company.

Subject to a number of exceptions, the Credit Agreement contains affirmative and negative covenants, including covenants that generally limit the Company’s ability to:

•	incur additional indebtedness;

•	incur liens or other encumbrances;

•	merge, consolidate or sell all or substantially all of its assets;

•	enter into new lines of business; and

•	make investments or acquisitions unless it meets financial tests and other requirements.

The Credit Agreement requires the Company to comply with certain financial covenants, including a maximum total leverage ratio of not greater than 2.50 to 1.00 and a minimum fixed coverage ratio of not less than 2.00 to 1.00.

Events of default under the Credit Agreement include customary events, including a cross-default (whether or not resulting in acceleration) to other agreements of the Company or its subsidiaries governing indebtedness with an aggregate principal amount excess of $10.0 million and monetary judgments against the Company not covered by insurance in an aggregate amount in excess of $10.0 million.  In addition, an event of default under the Credit Agreement would occur upon a change of control of the Company.

The description of the Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

While the Company has filed with the Securities and Exchange Commission a Registration Statement on Form 10 in connection with its spin-off from The Brink’s Company (“Parent”), the Company is currently a wholly owned subsidiary of Parent.  JPMCB served as syndication agent and is a lender under Parent’s existing credit facility and Parent and its affiliates regularly engage JPMCB to provide other banking and other trust services.  All of these engagements were and are negotiated at arm’s length.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Credit Agreement, dated October 21, 2008, by and among Brink’s Home Security Holdings, Inc., the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A.. as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRINK’S HOME SECURITY HOLDINGS, INC.

Date: October 22, 2008	By:	/s/ John S. Davis
Name: John S. Davis
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement, dated October 21, 2008, by and among Brink’s Home Security Holdings, Inc., the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A.. as administrative agent.